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                                                                   Exhibit 99.1

[ALTERRA]
[LOGO]
                                                                           NEWS
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FOR IMMEDIATE RELEASE:
CONTACT: MARK OHLENDORF, CHIEF FINANCIAL OFFICER
(414) 918-5401


          ALTERRA HEALTHCARE CORPORATION ANNOUNCES THE COMPLETION OF A
               $173 MILLION EQUITY-LINKED FINANCING TRANSACTION


         MILWAUKEE, WISCONSIN, JUNE 1, 2000, Alterra Healthcare Corporation (AMEX: ALI) ("Alterra" or the "Company"), the nation's largest operator of assisted living residences, today announced the completion of a financing transaction in which it issued $173 million of convertible senior debentures and convertible preferred shares to certain investors including significant existing shareholders and convertible debenture holders of the Company as well as an investment entity of Messrs. Daniel Baty and William Colson, senior executives and directors of Holiday Retirement Corporation and Emeritus Corporation (AMEX: ESC) (together the "Investors").


         The completed transaction consists of (i) $168.0 million of Series A, Series B and Series C convertible senior debentures with a conversion price of $4.00 per share, a 9.75% semi-annual payment-in-kind ("PIK") coupon and a seven year maturity, and (ii) $5.0 million of Series A convertible preferred shares with a conversion price of $4.00 per share and a 9.75% semi-annual PIK dividend and a mandatory redemption in seven years. The Series A and Series C debentures and Series A preferred shares will be convertible at any time at the investor's option into shares of common stock of the Company. The Series B debentures will be convertible at any time at the investor's option into non-voting Series B preferred shares having rights (other than voting rights) substantially similar to the Company's common stock. The Company may call the debentures and the Series A preferred shares at any time after three years if the Company's common stock trades at an average price of at least $8.00 per share for the preceding 30 trading day period. As part of the transaction, the Company will have the option to issue and the Investors will have the option to purchase up to an additional $30.0 million of Series B or C debentures within 180 days of the closing, which would result in an aggregate transaction amount of approximately $203.0 million.


         The Company will use the proceeds from this transaction to (i) finance the completion of residences currently under construction, (ii) repay certain interim bridge indebtedness provided by certain of the Investors, (iii) retire certain convertible subordinated debentures held by certain of the Investors,
(iv) acquire a recently built portfolio of 14 Company managed assisted living residences from certain Investors and affiliates, (v) selectively acquire third-party equity interests in certain of its joint-venture


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arrangements, including joint-venture interests held by certain Investors and
(vi) for working capital and other general corporate purposes.


         McDonald Investments, Inc. represented certain of the Investors in the transaction. Cohen & Steers Capital Advisors, LLC represented the Company as its sole financial advisor and rendered a fairness opinion to the Board of Directors of the Company in connection with the transaction.


         Alterra Healthcare Corporation offers supportive and healthcare services to our nation's frail elderly and is the nation's largest operator of assisted living residences. The Company currently operates 470 assisted living residences representing a capacity for approximately 21,700 elderly senior residents in 27 states. The Company's common stock is traded on the American Stock Exchange under the symbol "ALI."


         Holiday Retirement Corp. is the largest operator of independent living retirement facilities in North America. Holiday currently manages over 75,000 units in the United States, Canada, and Europe. Emeritus Assisted Living is one of the largest developers and operators of freestanding assisted living communities throughout the United States and has commenced development and operations of assisted living facilities in Japan. Emeritus currently holds interests in 134 communities representing capacity for approximately 13,700 residents in 29 states and Japan.


         The statements in this release relating to matters that are not historical facts are forward-looking statements based on management's belief and assumptions using currently available information. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements involve a number of risks and uncertainties, including, but not limited to, substantial debt and operating lease payment obligations, operating losses associated with new residences, the Company's ability to implement its new strategic initiatives and improve cash flow, the need for additional financing and liquidity, development and construction risks, risks associated with acquisitions, competition, governmental regulation and other risks and uncertainties detailed in the reports filed by the Company with the Securities and Exchange Commission. Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected. The Company assumes no duty to publicly update such statements.



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